EXHIBIT 99.1

Sibling Group Completes Urban Planet Mobile™ Acquisition,

Appoints New CEO to Lead International Expansion

AUSTIN, Texas, January 30, 2015 -- Sibling Group Holdings, Inc. (OTCQB: SIBE), (the "Company" or “Sibling Group”), an educational technology holding company and Urban Planet Media & Entertainment Corp. (“Urban Planet Mobile” or “UPM”), a privately held mobile media company providing high-value content and solutions in the education, healthcare and literacy markets, today jointly announced that they have completed a share exchange whereby Sibling Group has agreed to acquire Urban Planet Mobile for a combination of common stock and convertible preferred stock. The acquisition of Urban Plant Mobile is expected to further strengthen Sibling Group’s position in the global digital education market.

Urban Planet Mobile founder and CEO Brian OliverSmith will lead Sibling Group’s next phase of domestic and international growth as the Company’s new CEO and member of the board. OliverSmith, who will also be the largest shareholder of the combined company, succeeds Sibling Group CEO Maurine Findley who will serve as Sibling Group’s Chairman of the Board of Directors.

Winner of five global awards for mobile learning, including the 2011 GSMA Global Mobile Award for Best Mobile Learning Innovation, Urban Planet Mobile operates the UPM education software platform. The platform leverages digital and mobile technologies to reach all people across the globe, particularly those with limited or non-existent access to high-quality education.

“Joining Sibling Group positions the combined company for rapid growth in a global education market ripe for technology solutions that we believe we are uniquely positioned to deliver,” said OliverSmith. “We have a multi-faceted portfolio of products already used by millions of people around the world and combining Sibling’s Blended Schools Network content with that portfolio dramatically increases our sales potential. We are thrilled to be joining the Sibling Group family, and for the impact our combined solutions offer to people around the globe.”

With business in over 40 countries, Urban Planet Mobile™ is uniquely positioned to offer products for delivery across all mobile and digital platforms—from basic phone and smartphone to tablet and computer.”

“We could not be more pleased to formally begin our relationship with Urban Planet Mobile and its accomplished team and bring our Blended Schools Network programs to the international market,” said Findley, Sibling Group’s Chief Executive Officer. “UPM’s experience and reach in international markets and their ability to create and market high-quality learning solutions means they should drive value for Sibling Group from day one. We look forward to working with Urban Planet in the years ahead as we further establish ourselves as a global leader in education technology solutions.”

Urban Planet Mobile’s product offerings include:

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Urban English®, a daily delivered audio English lesson. This lesson is delivered via SMS, email, IVR, WhatsApp, Twitter, and other social messenger services used by hundreds of millions of people worldwide. UPM is currently delivering more than 400,000 English lessons daily around the globe.

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Writing Planet, a comprehensive, automated assessment, web-based English writing development program created specifically for non-native English speakers. The underlying technology is calibrated to evaluate writing against the TOEFL, TOEIC, IELTS and SAT levels and rubrics. Writing Planet is currently being used by universities such as Duke University and Michigan State University, international schools, as well as English learning programs in the U.S. and abroad in more than a dozen countries.

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333 Words™, a new cross-platform, multi-media learning system initially used to deliver original English language learning on smartphones, tablets and computers. 333 Words utilizes video, audio, social sharing, voice recognition and analysis, and interactivity in all lessons.

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Cristiano Ronaldo Fan Club + English for Champions, a mobile product available worldwide to more than 120 million Cristiano Ronaldo fans. Users receive exclusive daily Cristiano Ronaldo videos, wallpapers, fun facts, and an audio English lesson teaching common football phrases in English.

Final terms of the transaction include the issuance of 12,500,000 restricted common shares of the Company and 500,000 shares of Series A Convertible Preferred stock (“Preferred A”). Each Preferred “A” share is convertible into 20 shares of the Company’s common stock no sooner than 24 months from the date of issuance, at a conversion price of $.50 per common share. Upon completion of the share exchange and assuming full conversion of the convertible preferred stock, former shareholders of Urban Planet Mobile will own approximately 28.7% of the then issued and outstanding common stock of Sibling Group.

Adjustments to the Company’s board include the resignations of Amy Lance and Mack Leath in order to accommodate additional board adjustments anticipated in the near term.  The Company thanks Amy and Mack for their contributions.

About Sibling Group Holdings, Inc.:

Sibling Group Holdings, through its wholly owned subsidiary Blended Schools Network (BSN), provides benchmark quality online curriculum for the K-12 marketplace, complete hosted course authoring tools, professional development for teachers and a learning management system (LMS) environment.  The Company is focused on continuing its market expansion and new product development to meet the global trend towards leveraging educational technology to improve student performance.

About Urban Planet Mobile:

Urban Planet Mobile is a leading innovator of educational products created for mobile, tablet, and computer.  The company is a GSMA Global Mobile Award for Best Mobile Learning Innovation winner, a 2013 CODiE Award Finalist, a Frost & Sullivan Most Innovative App designee, a Gartner Cool Vendor in Education Technology, and the creator of the USAID funded MobiLiteracy™ program in Uganda. Urban Planet Mobile’s products are available worldwide, with business in 40 countries and growing. With its pioneering audio SMS with IVR delivery, the company’s mobile learning products can be accessed on mobile phones around the world.

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Sibling Group Holdings, Inc. and its planned acquisition of Urban Planet. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, that the anticipated acquisition of Urban Planet may not be completed or the expectations of future growth may not be realized. More information about potential factors that could affect our business and financial results is included under the captions, "Risk Factors" in the company's Annual Report on Form 10-KT for the transition period ended June 30, 2014 which has been filed with the Securities and Exchange Commission ("SEC") and available at the SEC's website at www.sec.gov.

Sibling Group Contact:

Richard Marshall, Chief Development Officer

Email: rmarshall@siblinggroup.com

Phone: (512)-329-1905